Exhibit 99.1

Portland General Electric One World Trade Center 121 SW Salmon Street Portland, Oregon 97204 News Release

Media Contact:	Investor Contact:
Steven Corson	Bill Valach
Corporate Communications	Director, Investor Relations
Phone: 503-464-8444	Phone: 503-464-7395

Portland General Electric Reports
Second Quarter 2012 Financial Results

Earnings of $0.34 per diluted share for the second quarter of 2012
Earnings guidance for 2012 reaffirmed ranging between $1.85 to $2.00 per diluted share

Portland, Ore, August 7, 2012 — Portland General Electric Company (NYSE: POR) today reported net income of $26 million, or $0.34 per diluted share, for the second quarter of 2012, compared with $22 million, or $0.29 per diluted share, for the second quarter of 2011. The increase in net income was primarily the result of favorable power supply operations, partially offset by a decline in the volume of retail energy deliveries. For the six months ended June 30, 2012, net income was $75 million, or $0.99 per diluted share, compared with $91 million, or $1.21 per diluted share for the six months ended June 30, 2011. The decrease in net income was primarily driven by a 3% decrease in residential energy deliveries as a result of warmer weather in 2012, partially offset by favorable power supply operations.

Total revenues for the second quarter of 2012 were up slightly compared with the second quarter of 2011. A 5.5% decline in residential energy deliveries due to warmer weather in 2012 and an overall decrease in average retail prices, driven by a decrease in projected power costs for 2012, were offset by refunds to customers recorded in the second quarter of 2011, with no comparable refunds recorded in the second quarter of 2012.

Purchased power and fuel expense decreased $13 million, or 8%, in the second quarter of 2012 compared with the second quarter of 2011, primarily driven by a 19% decline in the average variable cost of purchased power. During the second quarter of 2012, a substantial amount of lower-cost purchased power economically displaced thermal generation, with thermal generation representing 5% of the total retail requirement compared to 10% for the comparable period of 2011. The average variable power cost decreased to $30.53 per MWh in the second quarter of 2012 from $33.28 per MWh in the second quarter of 2011.

“I’m pleased with PGE’s performance this quarter,” said Jim Piro, President and Chief Executive Officer. “Our operating performance remains strong, keeping us on track to meet our financial and operating objectives for the year. In addition, we issued a request for proposals for capacity and energy resources and submitted a final draft renewable RFP to the OPUC for approval.”

Second Quarter Highlights

•
Issued a request for proposals (“RFP”) seeking 300 to 500 megawatts of baseload electric power generating resources, approximately 200 megawatts of year-round flexible and peaking resources, and two seasonal peaking resources to help meet PGE’s capacity and its customers’ energy requirements. PGE plans to submit self-build proposals and will own and operate any resources developed by third parties on the Company’s sites.

•
Submitted a draft of a renewable energy RFP to the Public Utility Commission of Oregon for approval to proceed with the issuance of the RFP to the public. The RFP is expected to be issued later this year and will seek renewable generating resources, consisting of approximately 100 average megawatts, to help PGE comply with Oregon’s renewable energy standard. The Company is targeting 2015 to bring this renewable resource online.

•
Declared a quarterly dividend of $0.27 per share, an increase of approximately 2% from the preceding quarter. Since becoming a public company in early 2006, PGE has annually increased its dividend in the approximate range of 2% to 4%.

•
Moody’s Investors Service (Moody’s) affirmed the ratings of PGE (Baa2 for senior unsecured debt and Prime-2 for commercial paper) and changed the Company’s rating outlook to ‘positive’ from ‘stable.’ The change in the outlook reflects Moody’s expectation that, over the intermediate term, PGE’s financial metrics will improve to levels more commensurate with the Baa1 rating category.

Second Quarter Operating Results

Net income for the second quarter of 2012 was $26 million, up 18% from $22 million for the comparable period of 2011, primarily due to favorable power supply operations, including an 8% decline in average variable power cost, partially offset by a decline in the volume of retail energy deliveries.

Total revenues for the second quarter of 2012 were $413 million compared with $411 million for the comparable period of 2011.

Retail revenues were $394 million for the second quarter of 2012, an increase of $4 million from the comparable period of 2011. The increase was primarily due to the net effect of: an $8 million increase related to an estimated refund to customers recorded in 2011 pursuant to the Company’s Power Cost Adjustment Mechanism (“PCAM”), while no collection or refund was recorded in 2012; a $5 million increase due to changes from various other items, including the decoupling mechanism; a $4 million increase related to the refund to customers of the PGE’s Independent Spent Fuel Storage Installation (“ISFSI”) tax credits in the second quarter of 2011; a $9 million net decrease resulting from changes in the volume of energy deliveries to retail customers; and a $5 million decrease resulting from an overall decline in the average retail price, primarily driven by a decrease in projected power costs for 2012.

Wholesale revenues in the second quarter of 2012 declined 25%, compared with the second quarter of 2011, due to a 34% decrease in average price, partially offset by a 19% increase in sales volume. Lower wholesale power prices were driven by low natural gas prices.

Purchased power and fuel expense for the second quarter of 2012 was $156 million, a decrease of $13 million, or 8%, compared with the second quarter of 2011, primarily driven by a 19% decrease in the average variable cost of purchased power, partially offset by reductions in hydro and wind generation of 10% and 12%, respectively. During the second quarter of 2012, a substantial amount of lower-cost purchased power economically displaced thermal generation. Despite declines in energy received from both hydroelectric and wind resources during the second quarter of 2012, the average variable power cost declined 8% from the second quarter of 2011 primarily driven by lower natural gas prices.

Energy received from hydroelectric resources, including that purchased from mid-Columbia projects, in the second quarter of 2012 decreased 30% from the second quarter of 2011, and was 16% above the levels projected in PGE’s 2012 annual power cost update tariff (“AUT”) for the current quarter, compared with 19% above the levels projected in the 2011 AUT for the second quarter of 2011. Energy received from the Company’s Biglow Canyon wind farm decreased 12%, from less favorable wind conditions during the second quarter of 2012 relative to the second quarter of 2011.

For the second quarter of 2012, actual net variable power costs (“NVPC”) were approximately $5 million below baseline NVPC. NVPC for the year ending December 31, 2012 is currently estimated to be slightly below the lower deadband of the PCAM. As the Company’s 2012 earnings are not expected to exceed the regulated earnings test, no estimated refund to customers was recorded as of June 30, 2012. For the second quarter of 2011, actual NVPC was approximately $9 million below baseline NVPC. For the second quarter of 2011, PGE recorded an estimated refund to customers of $8 million for a total refund of $12 million as of June 30, 2011, as a $4 million refund was recorded in the first quarter of 2011.

2012 Earnings Guidance

PGE’s 2012 earnings are expected to be within the guidance range of $1.85 to $2.00 per diluted share. Guidance is based on the following assumptions:

•	Retail energy deliveries approximately 1% higher than weather adjusted 2011 levels, excluding certain paper customers that do not significantly impact the Company’s gross margin;

•	Improved hydro generation and power supply operations;

•	Wind estimates based on wind studies completed in connection with the permitting of the Biglow Canyon wind farm;

•	Operating and maintenance costs in line with budget and estimated from $105 million to $110 million per quarter; and

•	Capital deferrals of $17 million for the current year, with $8 million reported in the first half of 2012.

Second Quarter 2012 Earnings Call and Webcast — August 7, 2012

PGE will host a conference call with financial analysts and investors on Tuesday, August 7, 2012, at 11 a.m. EDT. The conference call will be webcast live on the PGE website at www.PortlandGeneral.com. A replay of the call will be available beginning at 2 p.m. EDT on Tuesday, August 7, 2012 through Tuesday, August 14, 2012.

Jim Piro, President and CEO; Maria Pope, Senior Vice President, Finance, CFO, and Treasurer; and Bill Valach, Director, Investor Relations, will participate in the call. Management will respond to questions following formal comments.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 828,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The Company’s headquarters are located at 121 SW Salmon Street, Portland, Oregon, 97204. Visit PGE’s website at www.PortlandGeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance; statements regarding future load, hydro conditions and operating and maintenance costs; statements concerning implementation of the Company’s Integrated Resource Plan; statements concerning future compliance with regulations limiting emissions from generation facilities and the costs to achieve such compliance; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including reductions in demand for electricity and the sale of excess energy during periods of low wholesale market prices; operational risks relating to the Company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy market conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; problems or delays in completing capital projects, resulting in the abandonment of such projects or the failure to complete such projects on schedule or within budget, which could result in the Company’s inability to recover project costs; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the Company on the date hereof and such statements speak only as of the date hereof. The Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the Company’s most recent Annual Report on Form 10-K and the Company’s reports on Forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including Management’s Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time.
POR-F
Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues, net	$413	$411	$892	$895
Operating expenses:
Purchased power and fuel	156	169	351	363
Production and distribution	51	55	104	97
Administrative and other	56	51	110	103
Depreciation and amortization	63	55	125	111
Taxes other than income taxes	26	24	53	49
Total operating expenses	352	354	743	723
Income from operations	61	57	149	172
Other income (expense):
Allowance for equity funds used during construction	2	1	3	2
Miscellaneous income (expense), net	(1)	1	2	3
Other income, net	1	2	5	5
Interest expense	27	28	55	55
Income before income taxes	35	31	99	122
Income taxes	9	9	24	31
Net income and Net income attributable to Portland General Electric Company	$26	$22	$75	$91

Weighted-average shares outstanding (in thousands):
Basic	75,507	75,326	75,465	75,322
Diluted	75,517	75,401	75,479	75,369
Earnings per share — basic and diluted	$0.34	$0.29	$0.99	$1.21
Dividends declared per common share	$0.270	$0.265	$0.535	$0.525

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$74	$6
Accounts receivable, net	133	144
Unbilled revenues	70	101
Inventories	80	71
Margin deposits	69	80
Regulatory assets — current	197	216
Deferred income tax assets	39	33
Other current assets	66	65
Total current assets	728	716
Electric utility plant, net	4,317	4,285
Regulatory assets — noncurrent	528	594
Nuclear decommissioning trust	37	37
Non-qualified benefit plan trust	34	36
Other noncurrent assets	58	65
Total assets	$5,702	$5,733

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$66	$111
Liabilities from price risk management activities — current	193	216
Short-term debt	—	30
Current portion of long-term debt	150	100
Accrued expenses and other current liabilities	157	157
Total current liabilities	566	614
Long-term debt, net of current portion	1,586	1,635
Regulatory liabilities — noncurrent	755	720
Deferred income taxes	573	529
Liabilities from price risk management activities — noncurrent	120	172
Unfunded status of pension and postretirement plans	199	195
Non-qualified benefit plan liabilities	102	101
Other noncurrent liabilities	100	101
Total liabilities	4,001	4,067
Total equity	1,701	1,666
Total liabilities and equity	$5,702	$5,733

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	$75	$91
Depreciation and amortization	125	111
Other non-cash items, net, included in Net income	72	77
Changes in working capital	(4)	31
Contribution to pension plan	—	(26)
Other, net	(1)	(5)
Net cash provided by operating activities	267	279
Cash flows from investing activities:
Capital expenditures	(137)	(138)
Proceeds received from sale of solar power facility	10	—
Other, net	(1)	(1)
Net cash used in investing activities	(128)	(139)
Cash flows from financing activities:
Payments on long-term debt	—	(10)
Maturities of commercial paper, net	(30)	(19)
Dividends paid	(41)	(39)
Noncontrolling interests’ capital distributions	—	(4)
Net cash used in financing activities	(71)	(72)
Increase in cash and cash equivalents	68	68
Cash and cash equivalents, beginning of period	6	4
Cash and cash equivalents, end of period	$74	$72

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues (dollars in millions):
Retail:
Residential	$187	$195	$443	$451
Commercial	152	151	308	307
Industrial	56	55	109	109
Subtotal	395	401	860	867
Other deferred revenues, net	(1)	(11)	(4)	(14)
Total retail revenues	394	390	856	853
Wholesale revenues	9	12	19	25
Other operating revenues	10	9	17	17
Total revenues	$413	$411	$892	$895

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	1,621	1,715	3,880	4,006
Commercial	1,657	1,671	3,390	3,418
Industrial	877	892	1,687	1,736
Total retail energy sales	4,155	4,278	8,957	9,160
Delivery to direct access customers:
Commercial	107	88	213	172
Industrial	201	151	397	331
	308	239	610	503
Total retail energy sales and deliveries	4,463	4,517	9,567	9,663
Wholesale energy deliveries	702	591	1,090	1,068
Total energy sold and delivered	5,165	5,108	10,657	10,731

Number of retail customers at end of period:
Residential			723,169	719,888
Commercial			104,604	104,162
Industrial			210	236
Direct access			511	240
Total retail customers			828,494	824,526

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	208	375	1,285	1,509
Natural gas	7	67	1,137	335
Total thermal	215	442	2,422	1,844
Hydro	547	609	1,130	1,180
Wind	377	429	623	645
Total generation	1,139	1,480	4,175	3,669
Purchased power:
Term	2,931	2,159	4,147	3,720
Hydro	522	921	936	1,723
Wind	103	35	177	108
Spot	398	495	1,181	1,583
Total purchased power	3,954	3,610	6,441	7,134
Total system load	5,093	5,090	10,616	10,803
Less: wholesale sales	(702)	(591)	(1,090)	(1,068)
Retail load requirement	4,391	4,499	9,526	9,735

	Heating Degree-days		Cooling Degree-days
	2012	2011	2012	2011
First Quarter	1,967	1,974	—	—
Average	1,848	1,845	—	—
Second Quarter	709	946	40	16
Average	714	698	68	69
Year-to-date	2,676	2,920	40	16
Year-to-date average	2,562	2,543	68	69
Note: “Average” amounts represent the 15-year rolling averages provided by the National Weather Service (Portland Airport).